Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                                                                                                                                            Contact:                      David M. Findlay
                                                                                                                                      Executive Vice President-
                                                                                                                                      Administration and
                                                                                                                                      Chief Financial Officer
                                                                                                                                      (574) 267-9197
                                                                                                                                      david.findlay@lakecitybank.com

LAKELAND FINANCIAL REPORTS

RECORD QUARTERLY NET INCOME

Issuance of Capital Further Strengthens Balance Sheet

Warsaw, Indiana (January 25, 2010) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record net income of $5.4 million for the fourth quarter of 2009.  This record net income performance represents a 21% increase versus $4.4 million for the fourth quarter of 2008.  Diluted net income per share for the quarter was $0.32 versus $0.35 for the comparable period of 2008.  On a linked quarter basis, net income increased 2% compared to net income of $5.3 million, or $0.36 per diluted share, for the third quarter of 2009.

Michael L. Kubacki, Chairman, President and Chief Executive Officer, commented, “We’re very proud that our net income in the quarter was the highest in the Bank’s 138 year history.  2009 was full of challenges for the banking industry and we were not immune to them.  Yet, Lake City Bank managed through these challenges to finish with a very strong quarter and year.”

Kubacki continued, “Our industry has been under intense scrutiny this year due to both political and economic pressures.  Many of the critics of the banking industry have placed a significant focus on the industry’s unwillingness to lend.  I am pleased to say that we grew our average loan portfolio by $237 million in 2009, an increase of 14% over 2008’s levels.  We recognize that community banks have an important role to play in the economic recovery of Indiana, and we’re using our balance sheet to fulfill that role.”

“While our earnings performance is gratifying, our successful issuance of common stock during the quarter provided $58 million of additional capital, which has further strengthened our balance sheet.  Our business plan is built around lending money in Indiana and we believe that this additional capital puts us in a great position to continue the growth in our loan portfolio,” added Kubacki.

The Company reported net income of $19.0 million for 2009 versus $19.7 million for 2008.  Diluted net income per common share was $1.26 for 2009 versus $1.58 for 2008. Earnings per share for 2009 were impacted by the Company’s participation in the U.S. Treasury Capital Purchase Program in the first quarter and the issuance of 3.6 million common shares during the fourth quarter.

The Company also announced that the Board of Directors approved a cash dividend for the fourth quarter of $0.155 per share, payable on February 5, 2010 to shareholders of record as of January 25, 2010.  The quarterly dividend is unchanged from the dividends paid in 2008 and in the first three quarters of 2009.

“We recognize that the dividend is an important component of shareholder value for many of our shareholders and that it is also a reflection of our overall financial health.  We are pleased that our good performance supported these payments at a level consistent with prior years”, observed Kubacki.

Average total loans for the fourth quarter of 2009 were $1.96 billion versus $1.77 billion for the fourth quarter of 2008 and $1.91 billion for the linked third quarter of 2009.  Average total loans for the full year were $1.90 billion versus $1.67 billion in 2008.  The year-over-year average loan growth represented an increase of 14%, or $237 million.  On a linked quarter basis, average loans increased by $56 million versus the third quarter of 2009.  Total gross loans as of December 31, 2009 were $2.01 billion compared to $1.83 billion as of December 31, 2008, an increase of 10%.  Total gross loans at September 30, 2009 were $1.94 billion.

The Company’s net interest margin was 3.74% in the fourth quarter versus 3.69% in the third quarter and 2.98% for the fourth quarter of 2008.  This margin improvement, in conjunction with strong growth in loans, contributed to an increase of 40% in the Company’s net interest income to $22.5 million in the fourth quarter of 2009 versus $16.0 million in the fourth quarter of 2008.  On a linked quarter basis, net interest income increased by 6% versus the third quarter of 2009.

The Company’s provision for loan losses in the quarter of $6.3 million represented an increase of $3.9 million, or 169%, versus $2.3 million in the same period of 2008.  In the third quarter of 2009, the provision was $5.5 million.  The provision increases in 2009 were generally driven by increased levels of net charge offs, the difficult economic conditions in the Company’s markets and the related possible weaknesses in our borrowers’ future performance and prospects, as well as by continued loan growth.

Total revenue for the fourth quarter of 2009 was $27.8 million versus $21.4 million for the comparable period of 2008, an increase of 30%.  On a linked quarter basis, total revenue increased by 5% versus the third quarter of 2009.

The Company's non-interest income was $5.4 million in both the fourth quarters of 2009 and 2008.  For the full year, non-interest income of $22.2 million represented a decrease of $1.1 million, or 5%, versus $23.3 million in 2008.  Contributing to the lower noninterest income performance in 2009 was a change related to the processing of merchant credit card activities.  Prior to the third quarter of 2009, transaction-driven revenue and expenses related to this category were reported on a gross basis in merchant card fee income in non-interest income and credit card interchange fees in non-interest expense.  Beginning in the second quarter of 2009, the Company began converting clients to a new third-party processor for this activity.  As a result, only net revenues with the new processor are being recognized in merchant card fee income in noninterest income.  Several other factors affected non-interest income in 2009 versus 2008, including recognition of a non-cash other than temporary impairment of $225,000 on available-for-sale securities and an increase in mortgage banking income of $1.3 million.  In addition, results for 2008 were positively impacted by a $642,000 gain related to the VISA initial public offering.

The Company's non-interest expense was $13.5 million for the fourth quarter of 2009 compared to $12.6 million for the same period in 2008 and $13.1 million for the third quarter of 2009.   On a year over year basis, salaries and employee benefits increased by $880,000, or 14%, versus the fourth quarter of 2008, primarily as a result of staff additions in lending positions, higher incentive-based compensation resulting from increased revenue and net income and overall improved performance, normal merit increases company-wide and increased health insurance costs.  In addition, regulatory expense increased by $213,000 due to higher FDIC insurance premiums, including a one-time assessment, that have been levied on all financial institutions.  For the full year, non-interest expense of $53.5 million compared to $47.5 million in 2008. The Company's efficiency ratio for the fourth quarter of 2009 was 49%, compared to 59% for the fourth quarter of 2008 and 49% for the third quarter of 2009.  The efficiency ratio for the full year was 52% versus 55% in 2008.

For the three months ended December 31, 2009, Lakeland Financial’s tangible equity to tangible assets ratio was 8.65% compared to 6.17% for the fourth quarter of 2008 and 6.56% for the third quarter of 2009.  Equity was positively impacted by the sale of common stock during the fourth quarter of 2009, resulting in net proceeds to the Company of $57.9 million.  Average total capital to average assets for the quarter ended December 31, 2009 was 9.82% versus 6.56% for the fourth quarter of 2008 and 8.83% for the third quarter of 2009.  Average total deposits for the quarter ended December 31, 2009 were $1.90 billion versus $1.82 billion for the third quarter of 2009 and $1.84 billion for the fourth quarter of 2008.

Net charge-offs totaled $3.0 million in the fourth quarter of 2009, versus $1.6 million during the fourth quarter of 2008 and $1.8 million during the third quarter of 2009.  Lakeland Financial’s allowance for loan losses as of December 31, 2009 was $32.1 million, compared to $18.9 million as of December 31, 2008 and $28.8 million as of September 30, 2009.  The allowance for loan losses increased to 1.59% of total loans as of December 31, 2009 versus 1.03% at December 31, 2008 and 1.48% as of September 30, 2009.

Kubacki commented, “The combination of the issuance of $58 million in common stock, the $13 million growth in our allowance for loan losses and our continued earnings performance have combined to represent a real strengthening of our balance sheet.  We have weathered the economic challenges of the past several years and have emerged with a much stronger balance sheet.”

Nonperforming assets increased to $31.6 million as of December 31, 2009 compared to $30.0 million as of September 30, 2009.  The increase during the fourth quarter resulted primarily from the addition of a single credit involved in real estate development.  The ratio of nonperforming assets to total assets remained stable at 1.23% on December 31, 2009 compared to 1.22% on September 30, 2009.

 Nonperforming assets on December 31, 2008 were $22.4 million.  The increase in nonperforming assets during 2009 was influenced by the addition of three commercial relationships totaling $10.6 million.  One of the credits is engaged in commercial real estate development and the other two are real estate holding companies which leased facilities to affiliated companies involved in the recreational vehicle industry and automobile sales, respectively.  The ratio of nonperforming assets to total assets was 0.94% at December 31, 2008.

The allowance for loan losses represented 104% of nonperforming loans as of December 31, 2009 versus 98% at September 30, 2009 and 89% at December 31, 2008.

Lakeland Financial Corporation is a $2.6 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley.  The Company also has a Loan Production Office in Indianapolis, Indiana.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Global Select Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk Financial Services, LLC, B-Trade Services, LLC, Citadel Derivatives Group, LLC, Citigroup Global Markets Holdings, Inc., Domestic Securities, Inc., E*TRADE Capital Markets LLC, FTN Financial Securities Corp., FTN Equity Capital Markets Corp., Goldman Sachs & Company, Howe Barnes Hoefer & Arnett, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.

In addition to the results presented in accordance with generally accepted accounting principles in the United States of America, this press release contains certain non-GAAP financial measures.  Lakeland Financial believes that providing non-GAAP financial measures provides investors with information useful to understanding Lakeland Financial’s financial performance.  Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including measures based on “tangible equity” which is “common stockholders’ equity” excluding intangible assets, net of deferred tax.  A reconciliation of these non-GAAP measures to the most comparable GAAP equivalent is included in the attached financial tables where the non-GAAP measure is presented.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  Additional information concerning the Company and its business, including factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on form 10-K.

LAKELAND FINANCIAL CORPORATION
FOURTH QUARTER 2009 FINANCIAL HIGHLIGHTS
(Unaudited – Dollars in thousands except share and per share data)

	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2009	2008	2009	2008
END OF PERIOD BALANCES
Assets	$ 2,571,505	$ 2,469,882	$ 2,377,445	$ 2,571,505	$ 2,377,445
Deposits	1,851,125	1,821,031	1,885,299	1,851,125	1,885,299
Loans	2,012,010	1,941,111	1,833,334	2,012,010	1,833,334
Allowance for Loan Losses	32,073	28,778	18,860	32,073	18,860
Total Equity	280,083	219,714	149,969	280,083	149,969
Tangible Common Equity	222,023	161,659	146,304	222,023	146,304
AVERAGE BALANCES
Total Assets	$ 2,534,584	$ 2,439,847	$ 2,305,789	$ 2,446,953	$ 2,170,673
Earning Assets	2,416,796	2,322,134	2,175,121	2,325,259	2,047,783
Investments	410,969	401,192	384,096	399,342	368,578
Loans	1,962,840	1,906,496	1,767,818	1,901,746	1,665,024
Total Deposits	1,903,434	1,816,697	1,839,717	1,870,231	1,637,794
Interest Bearing Deposits	1,657,270	1,587,103	1,618,173	1,641,222	1,418,032
Interest Bearing Liabilities	2,022,418	1,974,106	1,916,463	1,986,239	1,782,714
Total Equity	248,839	215,508	151,293	212,352	151,062
INCOME STATEMENT DATA
Net Interest Income	$ 22,466	$ 21,262	$ 15,992	$ 80,281	$ 63,268
Net Interest Income-Fully Tax Equivalent	22,779	21,565	16,271	81,528	64,419
Provision for Loan Losses	6,250	5,500	2,323	21,202	10,207
Noninterest Income	5,373	5,279	5,385	22,244	23,328
Noninterest Expense	13,538	13,097	12,550	53,475	47,481
Net Income	5,382	5,267	4,433	18,979	19,701
Net Income Available to Common Shareholders	4,579	4,466	4,433	16,285	19,701
PER SHARE DATA
Basic Net Income Per Common Share	$ 0.33	$ 0.36	$ 0.36	$ 1.27	$ 1.61
Diluted Net Income Per Common Share	0.32	0.36	0.35	1.26	1.58
Cash Dividends Declared Per Common Share	0.155	0.155	0.155	0.62	0.605
Book Value Per Common Share (equity per share issued)	14.06	13.32	12.17	14.06	12.17
Market Value – High	22.24	22.49	24.10	23.87	30.09
Market Value – Low	16.35	17.80	14.93	14.14	14.93
Basic Weighted Average Common Shares Outstanding	14,142,414	12,432,135	12,318,204	12,851,845	12,271,927
Diluted Weighted Average Common Shares Outstanding	14,233,713	12,531,264	12,476,884	12,952,444	12,459,802
KEY RATIOS
Return on Average Assets	0.84%	0.86%	0.77%	0.78%	0.91%
Return on Average Total Equity	8.58	9.70	11.67	8.94	13.04
Efficiency (Noninterest Expense / Net Interest Income
plus Noninterest Income)	48.63	49.35	58.68	52.16	54.83
Average Equity to Average Assets	9.82	8.83	6.56	8.68	6.96
Net Interest Margin	3.74	3.69	2.98	3.51	3.14
Net Charge Offs to Average Loans	0.60	0.38	0.36	0.42	0.43
Loan Loss Reserve to Loans	1.59	1.48	1.03	1.59	1.03
Nonperforming Loans to Loans	1.53	1.51	1.16	1.53	1.16
Nonperforming Assets to Assets	1.23	1.22	0.94	1.23	0.94
Tier 1 Leverage	12.28	10.26	8.10	12.28	8.10
Tier 1 Risk-Based Capital	14.13	11.72	9.27	14.13	9.27
Total Capital	15.38	12.98	10.20	15.38	10.20
Tangible Capital	8.65	6.56	6.17	8.65	6.17
ASSET QUALITY
Loans Past Due 30 - 89 Days	$ 1,972	$ 5,240	$ 2,265	$ 1,972	$ 2,265
Loans Past Due 90 Days or More	190	5,547	478	190	478
Non-accrual Loans	30,518	23,708	20,810	30,518	20,810
Nonperforming Loans	30,708	29,255	21,288	30,708	21,288
Other Real Estate Owned	872	723	953	872	953
Other Nonperforming Assets	2	36	150	2	150
Total Nonperforming Assets	31,582	30,014	22,391	31,582	22,391
Impaired Loans	31,838	28,236	20,304	31,838	20,304
Net Charge Offs/(Recoveries)	2,956	1,812	1,587	7,990	7,148

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED BALANCE SHEETS
As of December 31, 2009 and 2008
(in thousands, except share data)

	December 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and due from banks	$ 48,964	$ 57,149
Short-term investments	7,019	6,858
Total cash and cash equivalents	55,983	64,007

Securities available for sale (carried at fair value)	410,028	387,030
Real estate mortgage loans held for sale	1,521	401

Loans, net of allowance for loan losses of $32,073 and $18,860	1,979,937	1,814,474

Land, premises and equipment, net	29,576	30,519
Bank owned life insurance	36,639	33,966
Accrued income receivable	8,600	8,599
Goodwill	4,970	4,970
Other intangible assets	207	413
Other assets	44,044	33,066
Total assets	$ 2,571,505	$ 2,377,445

LIABILITIES AND EQUITY

LIABILITIES
Noninterest bearing deposits	$ 259,415	$ 230,716
Interest bearing deposits	1,591,710	1,654,583
Total deposits	1,851,125	1,885,299

Short-term borrowings
Federal funds purchased	9,600	19,000
Securities sold under agreements to repurchase	127,118	137,769
U.S. Treasury demand notes	2,333	840
Other short-term borrowings	215,000	45,000
Total short-term borrowings	354,051	202,609

Accrued expenses payable	14,040	17,163
Other liabilities	1,236	1,434
Long-term borrowings	40,042	90,043
Subordinated debentures	30,928	30,928
Total liabilities	2,291,422	2,227,476

EQUITY
Cumulative perpetual preferred stock: 1,000,000 shares authorized, no par value, $1 liquidation value
56,044 shares issued and outstanding as of December 31, 2009	54,095	0
Common stock: 90,000,000 shares authorized, no par value
16,078,461 shares issued and 15,977,352 outstanding as of December 31, 2009
12,373,080 shares issued and 12,266,849 outstanding as of December 31, 2008	83,487	22,085
Retained earnings	149,945	141,371
Accumulated other comprehensive loss	(5,993)	(12,024)
Treasury stock, at cost (2009 – 101,109 shares, 2008 - 106,231 shares)	(1,540)	(1,552)
Total stockholders' equity	279,994	149,880

Noncontrolling interest	89	89
Total equity	280,083	149,969
Total liabilities and equity	$ 2,571,505	$ 2,377,445

LAKELAND FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
For the Three Months and Twelve Months Ended December 31, 2009 and 2008
(in thousands except for share and per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
NET INTEREST INCOME
Interest and fees on loans
Taxable	$ 25,050	$ 23,865	$ 96,151	$ 99,538
Tax exempt	22	26	148	113
Interest and dividends on securities
Taxable	4,331	4,409	17,562	16,202
Tax exempt	617	591	2,421	2,411
Interest on short-term investments	22	23	61	220
Total interest income	30,042	28,914	116,343	118,484

Interest on deposits	6,783	10,988	32,247	44,580
Interest on borrowings
Short-term	248	456	1,089	5,620
Long-term	545	1,478	2,726	5,016
Total interest expense	7,576	12,922	36,062	55,216
NET INTEREST INCOME	22,466	15,992	80,281	63,268
Provision for loan losses	6,250	2,323	21,202	10,207
NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	16,216	13,669	59,079	53,061

NONINTEREST INCOME
Wealth advisory fees	767	737	2,980	3,278
Investment brokerage fees	376	393	1,676	1,872
Service charges on deposit accounts	2,092	2,248	8,245	8,603
Loan, insurance and service fees	991	790	3,540	3,186
Merchant card fee income	285	825	2,464	3,471
Other income	408	373	1,867	1,826
Mortgage banking income	454	19	1,695	411
Net securities gains (losses)	0	0	2	39
Gain on redemption of Visa shares	0	0	0	642
Impairment on available-for-sale securities (includes total losses of $2,925,
net of $2,700 recognized in other comprehensive income, pre-tax)	0	0	(225)	0
Total noninterest income	5,373	5,385	22,244	23,328
NONINTEREST EXPENSE
Salaries and employee benefits	7,249	6,369	27,765	25,482
Occupancy expense	814	856	3,206	3,082
Equipment costs	559	597	2,147	1,941
Data processing fees and supplies	975	984	3,944	3,645
Credit card interchange	95	556	1,448	2,321
Other expense	3,846	3,188	14,965	11,010
Total noninterest expense	13,538	12,550	53,475	47,481

INCOME BEFORE INCOME TAX EXPENSE	8,051	6,504	27,848	28,908
Income tax expense	2,669	2,071	8,869	9,207
NET INCOME	$ 5,382	$ 4,433	$ 18,979	$ 19,701
Dividends and accretion of discount on preferred stock	803	0	2,694	0
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$ 4,579	$ 4,433	$ 16,285	$ 19,701
BASIC WEIGHTED AVERAGE COMMON SHARES	14,142,414	12,318,204	12,851,845	12,271,927
BASIC EARNINGS PER COMMON SHARE	$ 0.33	$ 0.36	$ 1.27	$ 1.61
DILUTED WEIGHTED AVERAGE COMMON SHARES	14,233,713	12,476,884	12,952,444	12,459,802
DILUTED EARNINGS PER COMMON SHARE	$ 0.32	$ 0.35	$ 1.26	$ 1.58

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
FOURTH QUARTER 2009
(unaudited in thousands)

	December 31,		September 30,		December 31,
	2009		2009		2008
Commercial and industrial loans	$ 693,579	34.5%	$ 691,012	35.6%	$ 652,107	35.6%
Commercial real estate - owner occupied	348,812	17.3	340,899	17.5	337,060	18.4
Commercial real estate - nonowner occupied	257,374	12.8	242,278	12.4	212,444	11.6
Commercial real estate - multifamily loans	26,558	1.3	25,651	1.3	25,428	1.4
Commercial real estate construction loans	166,959	8.3	153,426	7.9	116,970	6.4
Agri-business and agricultural loans	206,252	10.2	178,683	9.2	189,007	10.3
Residential real estate mortgage loans	95,211	4.7	95,095	4.9	117,230	6.4
Home equity loans	161,594	8.0	158,706	8.2	128,219	7.0
Installment loans and other consumer loans	57,478	2.9	57,504	3.0	55,102	2.9
Subtotal	2,013,817	100.0%	1,943,254	100.0%	1,833,567	100.0%
Less: Allowance for loan losses	(32,073)		(28,778)		(18,860)
Net deferred loan (fees)/costs	(1,807)		(2,143)		(233)
Loans, net	$ 1,979,937		$ 1,912,333		$ 1,814,474